Exhibit 99.1

RISK FACTORS

Risks Related to Business and Operations

We lease 66 of our facilities to tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors. As of September 30, 2025, approximately 46.5% of our annualized base rent was attributable to these related-party tenants. The failure of these tenants to perform their obligations under their leases or renew their leases upon expiration could have a material adverse effect on our business, financial condition and results of operations.

As of September 30, 2025, 66 of our facilities are leased to tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer and Michael Blisko, who serves as one of our directors. As of September 30, 2025, approximately 48.6% of our annualized base rent was attributable to these related party tenants. We expect that leases to related party tenants will continue to be the primary source of our revenues for the foreseeable future. Due to such concentration, any failure by these entities to perform their obligations under their leases or a failure to renew their leases upon expiration, could cause interruptions in the receipt of lease revenue or result in vacancies, or both, which would reduce our revenue until the affected properties are leased, and could decrease the ultimate value of the affected property upon sale and have a material adverse effect on our business, financial condition and results of operations.

The leases with related parties have not been negotiated on an arm’s-length basis, and the terms of those agreements may be less or more favorable to us than they might otherwise have been in arm’s-length transactions.

While we endeavor to have our leases with related parties reflect customary, arm’s-length commercial terms and conditions, these agreements were not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements were as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under these leases because of our desire to maintain our ongoing relationship with these affiliates. As of September 30, 2025, Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, are the controlling members of 66 of our tenants and related operators. Messrs. Gubin and Blisko are subject to potential conflicts of interest due to their ownership of these tenants and their duties as directors of the Company. As a result of these conflicts, transactions between the Company and these related party tenants would require approval of the audit committee of our board of directors, comprised of independent directors, under our conflicts of interest policies.

We have entered into 15 master lease agreements with respect to 142 of our facilities, including four master lease agreements with tenants that are affiliates of Moishe Gubin, who serves as Chairman of the Board and our Chief Executive Officer, and Michael Blisko, who serves as one of our directors. As of September 30, 2025, these 15 master leases represent approximately 88.7% of the annualized base rent under all of our leases. The failure of these tenant/operators to meet their obligations to us could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Each master lease agreement provides that the tenants under the master lease are jointly and severally liable for the obligations of all of the other tenants under such master lease. The tenants under each master lease agreement are affiliates of each other.

Rental income under the master leases represents approximately 88.7% of our annualized base rent. Seven of these master lease agreements account for more than 5% of our annualized base rent and range from 6.1% to 18.3% of our annualized base rent.

Because our tenants under each master lease agreement are affiliates of each other, the failure of one tenant, or operator under a master lease, may cause the decline in the performance of all of the tenants or operators under the master lease, leading to a lease payment default by multiple tenants.

In addition, the affiliation of the tenants under each master lease increases the potential financial impact to us of an adverse event that affects one of these tenant/operators, such as legal proceedings that seek to suspend or exclude an operator or its principals or employees from Medicaid, Medicare or similar government programs, or otherwise make the tenant/operator ineligible for reimbursement. This type of event could affect all of the tenants under a particular master lease, which could lead to defaults by all of the tenants under that master lease.

Lease payment defaults under any lease including the master lease agreements or declines in the operating performance of groups of tenants could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If a substantial number of our tenants default, we could lose a significant portion of our revenue. In the event of such a default, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment and re-leasing these properties. Further, we cannot assure you that we will be able to re-lease these properties for the rent previously received, or at all, or that lease terminations will not cause us to sell the properties at a loss. The result of any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We face potential adverse consequences of any bad acts that may be committed by our tenants, operators, borrowers, managers, and other obligors.

We are exposed to the risk that our tenants, operators, borrowers, managers, or other obligors could commit bad acts in relation to their businesses. Although our lease agreements will provide us with the right to exercise certain remedies in the event of default or upon the occurrence of certain events, such events could impact those counterparties’ ability to run their businesses in a manner in which they can fulfil their obligations to us.

Our growth strategy will depend upon future acquisitions of healthcare properties, and we may be unsuccessful in identifying and consummating attractive acquisitions or taking advantage of other investment opportunities, which would impede our growth.

Our ability to expand through acquisitions is integral to our business strategy and requires that we identify and consummate suitable acquisition or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We may not be successful in identifying and consummating acquisitions or investments in healthcare properties that meet our investment criteria, which would impede our growth. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments. Our ability to acquire healthcare properties on favorable terms, or at all, may be adversely affected by the following significant factors:

●	competition from other real estate investors, including public and private REITs, private equity investors and institutional investment funds, many of whom may have greater financial and operational resources and lower costs of capital than we have and may be able to accept more risk than we can prudently manage;

●	competition from other potential acquirers, which could significantly increase the purchase prices for properties we seek to acquire;

●	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

●	increases in interest rates, inflationary pressures on the margins of our portfolio assets may impact our investment activities.

Our failure to identify and consummate attractive acquisitions or take advantage of other investment opportunities without substantial expense, delay or other operational or financial problems, would impede our growth and negatively affect our results of operations and cash available for distribution to our stockholders.

Our real estate investments are, and are expected to continue to be, concentrated in skilled nursing facilities, which could adversely affect our operations relative to a more diversified portfolio of assets.

We primarily invest in properties operated as skilled nursing facilities. As of September 30, 2025, approximately 91.5% of our total annualized base rent is derived from skilled nursing facilities. We are subject to risks inherent in concentrating investments in real estate, and the risks resulting from a lack of diversification may become even greater as a result of our business strategy to concentrate our investments in these types of healthcare properties. Any adverse effects that result from these risks could be more pronounced than if we diversified our investments outside of these types of healthcare properties. Given our focus on skilled nursing facilities, our tenant base is limited to operators of this type of facility and dependent upon the healthcare industry generally, and in particular, that the Federal and State governments, through their administration of the Medicare and Medicaid programs, have significant control over the amount and conditions of payment for services rendered and increasingly on conditions for operation, which impact our tenants’ revenues. Any changes in reimbursement or conditions of payment or operation which adversely impact our tenants’ revenues, as well as, any industry downturn or negative regulatory or governmental development could adversely affect the ability of our tenants to make lease payments and our ability to maintain current rental and occupancy rates. Accordingly, a downturn in the healthcare industry generally, or in the healthcare-related facility specifically, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Inflation could adversely impact our operators and our results of operations.

Inflation, both real or anticipated, as well as any resulting governmental policies, could adversely affect the economy and the costs of labor, goods and services to our operators or borrowers. Our long-term leases and loans typically contain provisions such as rent and interest escalators that are designed to mitigate the adverse impact of inflation on our results of operations. However, these provisions may have limited effectiveness at mitigating the risk of high levels of inflation due to contractual limits on escalation that exist in substantially all of our escalation provisions. Our leases are triple-net and typically require the operator to pay all property operating expenses, and therefore, increases in property-level expenses at our leased properties generally do not directly affect us. However, increased operating costs resulting from inflation have had, and may continue to have, an adverse impact on our operators and borrowers if increases in their operating expenses exceed increases in their reimbursements, which has affected, and may continue to adversely affect, our operators’ or borrowers’ ability to pay rent or other obligations owed to us.

Increased labor costs and historically low unemployment may adversely affect our business, results of operations, cash flows and financial condition.

The market for qualified personnel is highly competitive and our tenants, borrowers and Senior Housing – Managed communities have experienced and may continue to experience difficulties in attracting and retaining such personnel. An inability to attract and retain trained personnel has negatively impacted, and may continue to negatively impact, our occupancy rates, operating income and the ability of our tenants and borrowers to meet their obligations to us. A shortage of caregivers or other trained personnel, minimum staffing requirements or general inflationary pressures on wages may continue to force tenants, borrowers and Senior Housing – Managed communities to enhance pay and benefits packages to compete effectively for skilled personnel, or to use more expensive contract personnel, and they may be unable to offset these added costs by increasing the rates charged to residents and patients. Any further increase in labor costs or any failure by our tenants, borrowers and Senior Housing – Managed communities to attract and retain qualified personnel could adversely affect our cash flow and have a materially adverse effect on our results of operations.

An increase in market interest rates could increase our interest costs on borrowings on our outstanding indebtedness and future debt and could adversely affect our stock price.

Increases in interest rates could increase our interest costs for borrowings on our outstanding debt and any new debt we may incur. This increased cost could make the financing of any new investments more costly. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could negatively impact the access to and cost of financing available to third parties interested in purchasing assets we may make available for sale, thereby decreasing the amount they are willing to pay for those assets, and consequently limit our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

We depend on the efforts and expertise of Mr. Moishe Gubin, our Chief Executive Officer and Chairman of our board of directors, Mr. Greg Flamion, our Chief Financial Officer, and Mr. Jeffrey Bajtner, our Chief Investment Officer, to execute our business strategy. If we were to lose the services of one or more of our executive officers and were unable to find suitable replacements, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We have a small number of employees, each of whom is important to our success.

We have only nine full-time employees. Each of them plays a significant role in our success. The loss of any of our employees could have a material adverse impact on our operations. Additionally, because each employee plays such a critical role in a company of this size, any instances of human error or exercises of poor business judgment could negatively impact our company.

We have substantial indebtedness, which could adversely affect our financial condition, results of operations and cash flows.

As of September 30, 2025, we had total indebtedness of approximately $ million, consisting of $256.1 million in HUD guaranteed debt, $313.7 million in Series A Bonds, Series B Bonds, Series C Bonds and Series D Bonds outstanding and $164.5 million in commercial mortgage loans from third party lenders that were not guaranteed by HUD. We expect to incur additional debt to finance future acquisitions.

We currently anticipate that we will have sufficient liquidity to meet our working capital obligations, including our debt service obligations.

Nevertheless, payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the dividends currently contemplated or necessary to qualify and maintain our qualification as a REIT.

Our substantial level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

●	our cash flows may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

●	we may default on our obligations, in which case the lenders or mortgagees may have the right to foreclose on any properties that secure the loans and/or directly collect rents and other income from our properties;

●	increased inflation may have a pronounced negative impact on the variable portion of the interest expense we pay in connection with our outstanding indebtedness, as these costs could increase at a rate higher than our rents; and

●	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations or reduce our ability to pay, or prohibit us from paying, distributions to our stockholders.

If any one of these events were to occur, our financial condition, results of operations and cash flows could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Certain of our debt agreements include restrictive covenants which could limit our ability to make distributions.

The indentures for our Series C Bonds and Series D Bonds contain restrictions on the payment of dividends by the BVI Company.

Under these indentures, the BVI Company may not make any distribution unless certain conditions set forth in the indentures are fulfilled. These conditions include limitations on annual dividends to a percentage of current income after tax, subject to certain adjustments, and restrictions on dividends based on BVI Company’s equity and the ratio of BVI Company’s equity to its balance sheet. At September 30, 2025, the BVI Company would have been permitted to pay dividends of up to $126.5 million under the indentures.

Additionally, our subsidiaries that have received HUD guaranteed mortgage loans are parties to customary healthcare regulatory agreements with HUD. These agreements restrict the ability of these subsidiaries to make distributions in the event that the subsidiary does not have surplus funds to make a distribution. Surplus funds are calculated semi-annually and are funds in excess of the amount then required to make the payments under the loan and other obligations related to the mortgaged property.

The restrictions under the indentures for the Series C Bonds, Series D Bonds and the loan agreements for our other loans could affect the ability of the BVI Company and its subsidiaries to make distributions to the Operating Partnership. This in turn could affect our ability to make distributions to our stockholders, including cash dividends required to meet the annual distribution requirements applicable to the Company as a REIT. In such event, we would seek to obtain additional loans or sell additional OP units in order to fund required distributions or make elective stock dividends.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Substantially all of our properties have been financed with mortgage debt. Mortgage and other secured debt obligations increase our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. Foreclosures could also trigger our tax indemnification obligations under the terms of our tax protection agreements with respect to the sales of certain properties.

The indenture for the Series A, Series C Bonds and Series D Bonds provides for a balloon payment of the entire remaining principal in 2026. The indenture for the Series B Bonds provides for a balloon payment of the entire remaining principal in 2029. The loan agreement for our $105 million term loan provides for a balloon payment in 2027. The loan agreement for our $66 million term loan provides for a balloon payment in 2028. The loan agreement for our $59 million term loan provides for a balloon payment in 2029. We may also obtain additional financing that contains balloon payment obligations. Refinancing these indentures and loans with balloon payment obligations may be difficult and have a direct effect on us, including our cash flows, financial condition and ability to make distributions.

The indenture for the Series A Bond provides for the principal to be repaid in three payments over three years. Payments for each of the first three years cover 6% of the principal total under the Series A Bond and a balloon payment of the entire remaining principal is due in 2026. The indenture for the Series C Bond provides for the principal to be repaid in five annual payments. Payments for each of the first four years cover 6% of the principal total under the Series C Bond and a balloon payment of the entire remaining principal is due in 2026. The indenture for the Series D Bond provides for the principal to be repaid in three annual payments. Payments for each of the first two years cover 6% of the principal total under the Series D Bond and a balloon payment of the entire remaining principal is due in 2026. The indenture for the Series B Bond provides for the principal to be repaid in four annual payments. Payments for each of the first three years cover 4% of the principal total under the Series B Bond and a balloon payment of the entire remaining principal is due in 2029.

The loan agreement for our $105 million term loan provides for monthly payments of principal and interest and a final balloon payment of the unpaid principal balance together with accrued interest in 2027. The loan agreement for our $66 million term loan provides for monthly payments of principal and interest and a final balloon payment of the unpaid principal balance together with accrued interest in 2028. The loan agreement for our $59 million term loan provides for monthly payments of principal and interest and a final balloon payment of the unpaid principal balance together with accrued interest in 2029. It is also possible that our future debt arrangements may require us to make a similar lump-sum or “balloon” payment at maturity.

To the extent we have these types of obligations, our ability to make a balloon payment at maturity will depend on our working capital at the time of repayment, our ability to obtain additional financing or our ability to sell any property securing such indebtedness. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell any related property at a price sufficient to make the balloon payment. In addition, balloon payments and other payments of principal and interest on our indebtedness may leave us with insufficient cash to pay the distributions that we are required to pay to qualify and maintain our qualification as a REIT. In such event, we would seek to obtain additional loans or sell additional OP units in order to fund required distributions or make elective stock dividends.

The loan agreements for our $105 million, $66 million and $59 million commercial bank term loans contain covenants and other terms that impose material operating and financial restrictions. The loan agreements also contains provisions that allow the lender to accelerate the amounts due under the loan agreement if Moishe Gubin, our Chairman and Chief Executive Officer, ceases to be actively involved in the executive management of the Operating Partnership or ceases to be a director of the Company or if any person or group (other than Mr. Gubin) acquires more than 30% of the common stock of the Company. A breach of these covenants and restrictions could result in the acceleration of the amounts due under the loan agreement, which would have a material adverse effect on the Company’s financial conditions and results of operations.

On March 18, 2022, the Operating Partnership and 21 of its subsidiaries received a $105 million mortgage loan from a commercial bank. The loan is secured by a lien on all of the assets of the Operating Partnership and the 21 subsidiaries that are borrowers. The collateral primarily consists of 21 properties owned by these subsidiaries. The loan is also secured by guarantees of the Company and the BVI Company. The borrowers must pay down a portion of the loan in the event that the outstanding balance of the loan exceeds 65% of the fair market value of the properties pledged to the lenders as collateral in order to bring that percentage down to 65% or lower.

On August 25, 2023, the Operating Partnership and 19 of its subsidiaries received a $66 million mortgage loan from a commercial bank. The loan is secured by a lien on all of the assets of the Operating Partnership and the 19 subsidiaries that are borrowers. The collateral primarily consists of 19 properties (24 facilities) owned by these subsidiaries. The loan is also secured by guarantees of the Company and the BVI Company. The borrowers must pay down a portion of the loan in the event that the outstanding balance of the loan exceeds 65% of the fair market value of the properties pledged to the lenders as collateral in order to bring that percentage down to 65% or lower.

On December 19, 2024, the Operating Partnership and 8 of its subsidiaries received a $59 million mortgage loan from a commercial bank. The loan is secured by a lien on all of the assets of the Operating Partnership and the 8 subsidiaries that are borrowers. The collateral primarily consists of 8 properties (8 facilities) owned by these subsidiaries. The loan is also secured by guarantees of the Company and the BVI Company. The borrowers must pay down a portion of the loan in the event that the outstanding balance of the loan exceeds 65% of the fair market value of the properties pledged to the lenders as collateral in order to bring that percentage down to 65% or lower.

The loan agreement contains a number of restrictive covenants that impose material operating and financial restrictions and may limit our ability to undertake transactions that we may believe are in our long-term best interest. These restrictions limit the ability of the Operating Partnership and the borrower subsidiaries to, among other things:

●	incur additional indebtedness, other than indebtedness incurred by the Operating Partnership that would not result in a violation of the financial covenants described below;

●	pay dividends or make other distributions or repurchase or redeem capital stock, other than dividends or distributions that would not result in an event of default, including a violation of the financial covenants described below and distributions made by the Operating Partnership and subsidiary borrowers that are used by the Company to make distributions that are necessary to maintain our REIT status;

●	make loans and investments, other than loans and investments by the Operating Partnership that would not result in a violation of the financial covenants described below;

●	sell assets, other than the sale of assets by the Operating Partnership;

●	incur liens on any of the collateral for the loan or on the other assets of the borrower subsidiaries other than certain enumerated, permitted liens;

●	enter into transactions with affiliates except in the ordinary course of business on arm’s length terms; and

●	enter into any transaction, including any merger or consolidation, that could result in a change of control.

The loan agreement defines a change of control as the occurrence of any of the following events:

●	the BVI Company fails to own all of the equity interests in the borrower subsidiaries;

●	the Operating Partnership fails to own all of the equity interests in the BVI Company;

●	the failure of the Company to be the general partner of the Operating Partnership;

●	the failure of Moishe Gubin to be a voting member of the board of directors of each of the Company and the BVI Company; and

●	the failure of Moishe Gubin to be actively involved in the executive management of the Operating Partnership; or

●	any person (other than Moishe Gubin) shall have acquired beneficial ownership, directly or indirectly, of more than 30% of the common stock of the Company.

In addition, the loan agreement contains financial covenants that require us to maintain specified financial ratios and maintain a minimum amount of equity in our subsidiaries.

The financial covenants consist of (i) a covenant that the ratio of the Company’s indebtedness to its EBITDA cannot exceed 8.0 to 1.0, (ii) a covenant that the ratio of the Company’s net operating income to its debt service before dividend distribution is at least 1.25 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, (iii) a covenant that the ratio of the Company’s net operating income to its debt service after dividend distribution is at least 1.05 to 1.00 for each fiscal quarter as measured pursuant to the terms of the loan agreement, and (iv) a covenant that the Company’s equity in its subsidiaries equal at least $20.0 million.

Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

As a result of these restrictions, we may be:

●	limited in how we conduct our business;

●	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

●	unable to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results and our substantial indebtedness could adversely affect the availability and terms of additional financing.

A breach of the covenants or restrictions under the loan agreement could result in an event of default under the loan agreement. Such a default would allow the lender to accelerate the loan and may result in the acceleration of any debt to which a cross-acceleration or cross-default provision applies.

The restrictions related to a change of control include a requirement that Mr. Gubin remain actively involved in the management of our business and serving as a director. Although we expect that Mr. Gubin will continue to be actively involved in the Company’s business because he owns a significant portion of our common stock and the OP units in the Operating Partnership, it is possible that he could become unavailable for reasons outside of his control such as illness or injury. Such an event could result in the breach of the loan agreement.

The restrictions related to a change of control also include a requirement that no person or group (other than Mr. Gubin) acquire more than 30% of our common stock. We believe that the risk of a violation of this restriction is limited because the Company’s organizational documents prohibit any person or such person’s affiliates from acquiring more than 9.9% of our common stock.

In the event of any breach of the covenants or restrictions under the loan agreement, we would seek to obtain a waiver from the lender. If the lender refused to grant a waiver, we would seek to refinance the loan with a new lender or seek to sell properties in order to obtain funds to repay the loan. If we were unable to refinance the loan or repay the loan utilizing the proceeds from the sale of our properties, the lenders could foreclose their mortgage lien against the properties pledged as collateral for the loan. Such an event would have a material adverse effect on our financial condition and our operating results because it would eliminate a substantial portion of our income generating assets and potentially result in the acceleration of any other debt that is subject to default if the loan agreement is accelerated.

We have experienced and expect to continue to experience significant growth and may not be able to adapt our management and operational systems to respond to the integration of the healthcare properties we expect to acquire without unanticipated disruption or expense, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

We have experienced and expect to continue to experience significant growth through the potential acquisition of healthcare properties that we identify. We may not be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to manage such potential acquisitions without operating disruptions or unanticipated costs. Our failure to successfully manage our growth could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may be unsuccessful in our efforts to develop relationships with unaffiliated operators.

Part of our business strategy is to develop relationships with unaffiliated operators. We believe these efforts will assist us in expanding our portfolio and reducing our dependency on operators that are related parties. We do not have any commitments from any unaffiliated operators to lease facilities and there can be no assurance that we will be able to establish such relationships or enter into leases with such third parties.

Properties in Illinois, Indiana, Kentucky, Missouri and Tennessee account for approximately 84.0% of the annualized base rent from our portfolio as of September 30, 2025.

As of September 30, 2025, approximately 84.3% of our annualized base rent was derived from properties located in the states of Indiana (25.2%), Kentucky (18.3%), Illinois (15.8%), Missouri (12.2%) and Tennessee (12.5%). As a result of this geographic concentration, we are particularly exposed to downturns in the economies of, as well as other changes in the real estate and healthcare industries in, these geographic areas or in increased regulation or new conditions on operations or payment. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these geographic areas could have a disproportionate effect on our overall business results. In the event of negative economic or other changes in these geographic areas, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be adversely affected.

We face potential adverse consequences of bankruptcy or insolvency by our tenants, operators, borrowers, managers and other obligors.

We are exposed to the risk that our tenants, operators, borrowers, managers or other obligors could become bankrupt or insolvent. Although our lease agreements will provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap could be substantially less than the remaining rent actually owed under the lease, and any claim we have for unpaid rent might not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a lessor, are generally more limited. In the event of an obligor bankruptcy, we may also be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of our properties, avoid the imposition of liens on our properties or transition our properties to a new tenant, operator or manager. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be adversely affected if an obligor becomes bankrupt or insolvent.

Long-term leases may result in below market lease rates over time, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We have entered into long-term leases with tenants/operators at most of our properties. Our long-term leases provide for rent to increase over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of such long-term leases at levels such that even after contractual rental increases, the rent under our long-term leases could be less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We may incur additional costs in acquiring or re-leasing properties, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may invest in properties designed or built primarily for a particular tenant/operator of a specific type of use known as a single-user facility. If the tenant/operator fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant/operator without making substantial capital improvements or incurring other significant costs. We also may incur significant litigation costs in enforcing our rights against the defaulting tenant/operator. These consequences could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may have difficulty finding suitable replacement tenants in the event of a tenant default or non-renewal of our leases.

We cannot predict whether our tenants will renew existing leases beyond their current terms. If any of our leases are not renewed upon expiration, we would attempt to lease those properties to another tenant. In case of non-renewal, we generally expect to have advance notice before expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant. We also might not be successful in identifying suitable replacement tenants or entering into leases with new tenants on a timely basis or on terms as favorable to us as our current leases, or at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. Our ability to reposition our properties with a suitable tenant could be significantly delayed or limited by state licensing, receivership, certificate of need or other laws, relating to debtor-creditor rights and obligations and the ownership and operation of health care facilities, as well as by the Medicare and Medicaid change-of-ownership rules. We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings, which can be complex and time consuming and can sometimes require that new tenants comply with new or additional requirements for a facility’s physical plant or operations which might not have been imposed on prior tenants because of grandfathering provisions in law or regulation. In addition, our ability to locate suitable replacement tenants could be impaired by the specialized healthcare uses or contractual restrictions on use of the properties which are designed for specific health care purposes, and we may be required to spend substantial amounts to adapt the properties to other uses or obtain governmental approvals to do so. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a material adverse effect on us. In addition, if we are unable to re-let the properties to healthcare operators with the expertise necessary to operate the type of properties in which we intend to invest, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by potential purchasers.

All of these risks may be greater in smaller markets, where there may be fewer potential replacement tenants, making it more difficult to replace tenants, especially for specialized space, and could have a material adverse effect on us.

Our computer systems may be subject to potential cyberattacks.

Increased activity and sophistication of bad actors has resulted in material risk of cyberattacks. In the event that our computer systems or database were subject to such an attack, our ability to operate our business could be significantly impaired until we were able to address the attack by rebuilding the parts of our computer systems and database affected by such an attack. Our computer database primarily consists of financial information relating to our rental properties, including information concerning rental payments from tenants and the payment of property and operating expenses by us and our tenants. We do not have any patient information. To address the risk of a possible cyberattack, the Company has engaged a third-party consultant to implement additional security protections for our systems, including restrictions on the ability of persons utilizing URLs located outside of the United States to log on to our systems. We also maintain backups of our data on third party servers. Although these steps provide additional protection from cyberattacks, they are not full proof, and it is possible that we may experience a cyberattack that materially disrupts our business.

We and our directors and officers may become subject to litigation and disputes, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We and our directors and officers may become subject to litigation, including claims relating to our operations, properties, offerings, and otherwise in the ordinary course of business.

For example, the sellers of certain properties acquired by the Predecessor Company in Arkansas and Kentucky have commenced legal proceedings against two of our directors, Moishe Gubin, Michael Blisko, the Predecessor Company and certain of its subsidiaries, as well as the operators of the facilities located at the acquired properties, asserting claims for fraud, breach of contract and rescission based on defendants’ alleged failure to perform certain post-closing obligations. We have potential direct exposure for these claims because the subsidiaries of the Predecessor Company that were named as defendants are now subsidiaries of the Operating Partnership. Additionally, the Operating Partnership is potentially liable for the claims made against Moishe Gubin, Michael Blisko and the Predecessor Company pursuant to the provisions of the contribution agreement, under which the Operating Partnership assumed all of the liabilities of the Predecessor Company and agreed to indemnify the Predecessor Company and its affiliates for such liabilities. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. In addition, we are regularly named as a defendant in claims made against our tenants/operators due to patient injuries. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our use of OP units as consideration to acquire properties could result in stockholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, results of operations and cash flows.

In the future, we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for OP units in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions, which could have a material adverse effect on our business, results of operations and cash flows.

We have limited operating history as a REIT and may not be able to operate our business successfully as a REIT.

We elected to be taxed as a REIT for the 2022 calendar year. As a result, we have a limited operating history as a REIT. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate the Company as a REIT. We will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT, and this transition could place a significant strain on our management systems, infrastructure and other resources. See “—Risks Related to Our Status as a REIT.”

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the first sale of shares pursuant to a registration statement filed under the Securities Act, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and decline significantly.

We have elected to avail ourselves of the extended transition period for adopting new or revised accounting standards available to emerging growth companies under the JOBS Act and will, therefore, not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, which could make our common stock less attractive to investors.

The JOBS Act provides that an emerging growth company can take advantage of exemption from various reporting requirements applicable to other public companies and an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We intend to avail ourselves of these exemptions and the extended transition periods for adopting new or revised accounting standards and therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with public company effective dates. We intend to avail ourselves of these options although, subject to certain restrictions, we may elect to stop availing ourselves of these exemptions in the future even while we remain an “emerging growth company.” We cannot predict whether investors will find our stock less attractive as a result of this election. If some investors find shares of our common stock less attractive as a result of this election, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will be subject to the requirements of the Sarbanes-Oxley Act.

As long as we remain an emerging growth company, as that term is defined in the JOBS Act, we will be permitted to gradually comply with certain of the on-going reporting and disclosure obligations of public companies pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

However, our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act may require our auditors to deliver an attestation report on the effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which this prospectus becomes effective if we are no longer an “emerging growth company”. Substantial work on our part may be required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process may be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Section 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our consolidated financial statements that could require us to restate our consolidated financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the per share trading price of our common stock.

We face possible risks and costs associated with severe weather conditions, natural disasters or the physical effects of climate change.

Some of our properties are located in areas particularly susceptible to revenue loss, cost increase or damage caused by severe weather conditions or natural disasters such as hurricanes, earthquakes, tornadoes, fires and floods, as well as the effects of climate change. To the extent that climate change impacts changes in weather patterns, our markets could experience more frequent and severe natural disasters. Operationally, such events could cause a major power outage, leading to a disruption of our operators’ operations or require them to incur additional costs associated with evacuation plans. Over time, any of these conditions could result in increased operator costs, delays in construction, resulting in increased construction costs, or in the inability of our operators to operate our facilities at all. Such events could also have a material adverse impact on our tenants’ operations and ability to meet their obligations to us. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. Any such loss could materially and adversely affect our business and our financial condition and results of operations.

Climate change may also have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable. To the extent that significant changes in the climate occur in areas where our properties are located, we may experience more frequent extreme weather events which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties and could also require us to spend more on our new development properties without a corresponding increase in revenue. Should the impact of climate change be material in nature, including destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected.

If we become subject to a regulatory investigation, it could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

From time to time, we may receive inquiries from regulators regarding our compliance with laws and other matters. Responding to or defending against such regulatory inquiries or investigations would cause us to incur substantial expenses and divert our management’s attention.

Violation of existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Risks Related to Healthcare Industry

Adverse trends in healthcare provider operations may negatively affect the operations at our properties, which in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We believe the healthcare industry is currently experiencing the following trends:

●	changes in the demand for and methods of delivering healthcare services;

●	changes in third-party reimbursement policies, including a shift to Medicaid managed care, and changes in Medicare reimbursement for skilled nursing facility services;

●	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

●	increased expense for uninsured patients;

●	increased expense arising from an older and sicker patient mix;

●	increased competition among healthcare providers;

●	shortage of qualified health care workers due to competition from other health industry employers and enhancement of credentials required to perform specified services;

●	substantial increases in costs associated with employing health care workers due to competition and health care industry specific wage mandates, general inflationary pressures on wages and other statutory and regulatory requirements associated with the employment of worker in the health industry and specifically for skilled nursing facilities;

●	increased liability insurance expense and reductions in the availability of certain coverages resulting in gaps;

●	increasing shift of the plaintiffs’ bar from medical malpractice to skilled nursing facility industry liability;

●	continued pressure by private and governmental payors to reduce payments to providers of services along with the consolidation of payors, which has resulted in a decreased ability to negotiate levels and conditions of payment;

●	increased scrutiny of billing, referral and other practices by federal and state authorities and private insurers; and

●	increasing focus by relators and the qui tam bar on the skilled nursing facility industry.

These factors may materially adversely affect the economic performance of some or all of our tenants/operators, which in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Both we and the tenants and operators of our properties may be adversely affected by healthcare regulation and enforcement.

The regulatory environment of the long-term healthcare industry has generally intensified over time both in the amount, complexity and type of regulations and in the efforts to enforce those regulations. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. Moreover, changes in enforcement policies by federal and state governments have resulted in an increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, and certain services as well as more aggressive imposition of exclusions from participation in, and receipt of reimbursement from, the Medicare and Medicaid programs, civil monetary penalties and even criminal penalties. We are unable to predict the scope of future federal, state and local regulations and legislation, including the Medicare and Medicaid statutes and regulations, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory framework could have a material adverse effect on our tenants, operators, guarantors and managers, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Further, if our tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties (some of which are discussed below), they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant changes to their operations. We also may become subject directly to healthcare laws and regulations because of the broad nature of some of these restrictions. Our tenants, operators, borrowers, guarantors, managers and we also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations or in implementing new or additional measures to reduce the possibility of enforcement action. In such event, the results of operations and financial condition of our tenants, operators, borrowers, guarantors and managers and the results of operations of our properties operated or managed by those entities could be adversely affected, which, in turn, could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

All healthcare providers who accept Medicare and Medicaid reimbursement are subject to the federal Anti-Kickback Statute, which establishes civil, criminal and administrative penalties with respect to any person who knowingly and willfully offers, pays, solicits, or receives any remuneration to induce or in return for (1) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service payable in whole or in part under a Federal healthcare program; or (2) purchasing, leasing, ordering or arranging for, or recommending the purchasing, leasing or ordering of any good, facility service, or item payable under a Federal healthcare program, such as Medicare and Medicaid. Remuneration is defined broadly to include the transfer of anything of value, in case or in kind, directly or indirectly, overtly or covertly. Certain healthcare facilities are also subject to the Federal Ethics in Patient Referral Act of 1989, commonly referred to as the Stark Law. The Stark Law prohibits the submission of claims to Medicare for payment if the claim results from a physician referral (including an order or prescription) for certain designated services and the physician has a financial relationship with the health service provider that does not qualify under one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on kickbacks, physician self-referrals and submission of claims apply to state Medicaid programs and may also apply to private payors under state laws, which in some cases are even broader and contain stricter prohibitions or requirements than Federal prohibitions. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs or result in criminal prosecution, the imposition of civil monetary penalties, the imposition of treble damages and fines and/or other penalties as well as potential civil liability under the Federal False Claims Act. In addition, criminal liability under the Federal Travel Act is increasingly used to prosecute healthcare providers for certain business relationships. Healthcare facilities and providers may also experience an increase in audits and medical record reviews from public and private payors and a host of government agencies and contractors, including the HHS Office of the Inspector General, the Department of Justice, Zone Program Integrity Contractors, and Recovery Audit Contractors.

Other laws that impact how the operators conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting the operators’ management of property and equipment and how the operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. For example, HIPAA imposes extensive requirements on the way in which certain healthcare entities use, disclose, and safeguard protected health information (as that term is defined under HIPAA), including requirements to protect the integrity, availability, and confidentiality of electronic medical records. Many of these obligations were expanded under the HITECH Act. In order to comply with HIPAA and the HITECH Act, covered entities often must undertake significant operational and technical implementation efforts. Operators also may face significant financial exposure if they fail to maintain the privacy and security of medical records, personal health information about individuals, or protected health information. HIPAA violations are also potentially subject to criminal penalties.

We may also be adversely affected by possible changes to CON laws which serve as a barrier to entry in eight of the nine states in which we own properties. If these laws are repealed in states in which we own properties, we and the tenants and operators of our properties could be subject to increased competition.

Our tenants/operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us and, thus, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

As is typical in the healthcare industry, our tenants/operators may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants/operators may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by tenants/operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants/operators due to state law prohibitions or limitations of availability. As a result, these types of tenants/operators of our healthcare properties operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid overbilling and compliance with the conditions of payment and participation and false claims, as well as an increase in debar actions resulting from these investigations. Insurance is generally not available to cover such losses, including the costs of investigation and any penalties in the absence of specialized underwriting. None of our related party tenants, and to our knowledge, none of our other tenants, have such insurance. Additionally, neither the Company nor its subsidiaries have such insurance. The costs of a comprehensive investigation along with any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future or a condition imposed as a result of an investigation such as a monitoring by an independent review organization (“IRO”) under a Corporate Integrity Agreement, could have a material adverse effect on a tenant/operator’s financial condition. Neither our related party tenants nor, to our knowledge, our other tenants, are subject to any pending or threatened legal proceedings or investigations by any governmental authorities, and none of them has entered into any Corporate Integrity Agreements. If a tenant/operator were unable to obtain or maintain insurance coverage, if judgments were obtained in excess of the insurance coverage, if a tenant/operator were required to pay uninsured or uninsurable punitive damages, or if a tenant/operator were subject to an uninsured or uninsurable payor audit or government enforcement action, the tenant/operator could be exposed to substantial additional liabilities, which could affect the tenant/operator’s ability to pay rent to us, which in turn could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Risks Related to Real Estate Industry

Our business is subject to risks associated with real estate assets and the real estate industry, which could materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution and our ability to service our debt obligations.

Our ability to pay dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

●	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

●	civil unrest, acts of war, terrorist attacks and natural disasters, including hurricanes, which may result in uninsured or underinsured losses;

●	decreases in the underlying value of our real estate; and

●	changing market demographics.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which could materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution and ability to service our debt obligations.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner of real property, we may be liable for costs and damages resulting from the presence or release of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for any alleged harm to human health, property or natural resources. Such laws often impose strict liability without regard to fault, including whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required investigation, remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Some of our properties may have been or may be impacted by contamination arising from current or prior uses of the property, or adjacent properties, for commercial or industrial purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. In most cases, the Company or the Predecessor Company obtained Phase I Environmental Site Assessments for acquired properties. The Phase I Environmental Site Assessments are of limited scope and may not have conducted comprehensive asbestos, lead-based paint, lead in drinking water, mold or radon assessments. Although these assessments provide some assurance regarding environmental issues at the properties, they are not a guarantee that the properties do not have an environmental issue. As a result, we may not be aware of all potential or existing environmental contamination liabilities at the properties in our portfolio. There also exists the risk that material environmental conditions, liabilities or compliance concerns may arise in the future. If any of our properties are subject to environmental issues, we could potentially incur material liability for these issues. The realization of any or all of these environmental issues may also have an adverse effect on our business, financial condition and results of operations.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials, such as asbestos or lead, or other adverse conditions, such as poor indoor air quality, in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance and could be required to abate, remove or otherwise address the hazardous material to achieve compliance with applicable environmental laws and regulations. Also, we could be liable to third parties, such as occupants or employees of the buildings, for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. If we incur material environmental liabilities in the future, we may find it difficult to sell or lease any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our sole tenant, employees of our sole tenant or others if property damage or personal injury is alleged to have occurred.

Our properties may be subject to impairment charges.

On a quarterly basis, we will assess whether there are any indicators that the value of our properties may be impaired. A property’s value is considered to be impaired only if the estimated aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In our estimate of cash flows, we will consider factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If we are evaluating the potential sale of an asset or development alternatives, the undiscounted future cash flows analysis will consider the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. We will be required to make subjective assessments as to whether there are impairments in the value of our properties. These assessments may be influenced by factors beyond our control, such as early vacating by a tenant or damage to properties due to earthquakes, tornadoes, hurricanes and other natural disasters, fire, civil unrest, terrorist acts or acts of war. These assessments may have a direct impact on our earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that we will not take impairment charges in the future related to the impairment of our properties. Any such impairment could have a material adverse effect on our business, financial condition and results of operations in the period in which the charge is taken.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants, as well as the terms and conditions of any recorded instruments, that are applicable to our properties.

Properties are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers upon each property may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from third parties (such as, but not limited to, adjacent land owners, applicable governmental authorities, and local officials of community standards organizations) at any time with respect to our properties, including prior to developing or acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to construction, permitted uses, fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future development, acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Existing improvements within a property may be in violation of recorded instruments or may otherwise have been constructed in a manner inconsistent with the requirements of such instruments and/or applicable features of the underlying land. Our growth strategy may be affected by our ability to obtain permits, licenses, and zoning, and any other relief that may be applicable in connection with any such applicable covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988, or FHAA, impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that all our properties are in compliance with the requirements of the ADA and the FHAA, if one or more of the properties in our portfolio were not in compliance with the ADA, the FHAA or any other regulatory requirements, we could incur additional costs to bring such properties into compliance, be subject to governmental fines or the award of damages to private litigants or be unable to refinance such properties. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations and cash flow.

Risks Related to Our Organizational Structure

Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, are the beneficial owners of approximately 8.4% of our outstanding shares and approximately 76.2% of the OP units in the Operating Partnership. They have the ability to influence decisions by the Company and the Operating Partnership, including the approval of matters involving conflicts of interest and significant corporate transactions.

Moishe Gubin, our Chairman and our Chief Executive Officer, and Michael Blisko, one of our directors, control the tenants and operators of 66 of our facilities.

As a result of their ownership of our common stock and the OP units, and their board positions, Moishe Gubin and Michael Blisko and their affiliates have the ability to influence the outcome of matters presented to our directors or stockholders, including the election of our board of directors, matters related to the leases of our properties to their affiliates and approval of significant corporate transactions, including business combinations, consolidations and mergers.

As a landlord, the Company does not control the operations of its tenants, including related party tenants, and is not able to cause its tenants to take any specific actions to address trends in occupancy at the facilities operated by its tenants, other than to monitor occupancy and income of its tenants, discuss trends in occupancy with tenants and possible responses, and, in the event of a default, to exercise its rights as a landlord. However, Mr. Gubin and Mr. Blisko, as the controlling members of 66 of our tenants and related operators, have the ability to obtain information regarding these tenants and related operators and cause the tenants and operators to take actions, including with respect to occupancy. Mr. Gubin and Mr. Blisko are subject to potential conflicts of interest due to their ownership of these tenants and their duties as directors of the Company.

The ability of Mr. Gubin and Mr. Blisko to influence decisions by the Board is limited by our conflicts of interest policy, which requires transactions in which a director has a conflict of interest to be approved by the audit committee of the Board, which consists exclusively of independent directors. The ability of Mr. Gubin, Mr. Blisko and their affiliates to influence decisions by the Company’s stockholders is limited by the terms of our articles of incorporation, which prohibit any stockholder from holding more than 9.8% of the shares of our common stock. Additionally, the ability of Mr. Gubin, Mr. Blisko and their affiliates to influence decisions by the Operating Partnership is limited because the Operating Partnership is controlled by the Company as its sole general partner and the OP units issued to the Predecessor Company have no voting rights.

Nevertheless, Moishe Gubin, Mr. Blisko and their affiliates have significant influence over us and it is possible that they could exercise influence in a manner that is not in the best interests of our other stockholders. Furthermore, as discussed above, certain conflicts of interest may exist between the interests of Mr. Gubin, Mr. Blisko, and their affiliates and the interests of our stockholders. Their voting power might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of OP units in the Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to the Company under Maryland law in connection with their management of the Company. At the same time, we, as the general partner of the Operating Partnership, have fiduciary duties and obligations to the Operating Partnership and its limited partners under Delaware law and the partnership agreement of the Operating Partnership in connection with the management of the Operating Partnership. Our fiduciary duties and obligations as the general partner of the Operating Partnership may come into conflict with the duties of our directors and officers to the Company. Moishe Gubin, our Chairman and Chief Executive Officer, and Michael Blisko, one of our directors, beneficially own 76.2% of the OP units in the Operating Partnership and may have conflicts of interest in making decisions that affect both our stockholders and the limited partners of the Operating Partnership, particularly since their ownership interests in the Operating Partnership is significantly greater than their 8.4% ownership interest in shares of the common stock of the Company.

The partnership agreement provides that we will be under no obligation to consider the separate interests of the limited partners of our Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. The partnership agreement also provides that, in the event of a conflict between the interests of the Operating Partnership or any limited partner, on the one hand, and the separate interests of the Company or our stockholders, on the other hand, that cannot be resolved in a manner not adverse to either our stockholders or the limited partners, we, in our capacity as the general partner of the Operating Partnership, shall resolve the conflict in favor of the Company and our stockholders. Additionally, any action or failure to act on our part or on the part of our board of directors that does not violate the contract rights of the limited partners of the Operating Partnership but does give priority to the separate interests of the Company or our stockholders shall not be deemed to violate our duty of loyalty to the Operating Partnership and its limited partners that arises from our role as the general partner of the Operating Partnership.

Additionally, the partnership agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if any such party acted in good faith. Our Operating Partnership must indemnify us, our directors and officers, officers of the Operating Partnership and our designees from and against any and all claims that relate to the operations of the Operating Partnership, unless it is established that: (i) the act or omission of the person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to the Operating Partnership on any portion of any claim in the action.

Our charter contains certain provisions restricting the ownership and transfer of our stock that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Our charter contains certain ownership limits with respect to our stock. Our charter, among other restrictions, prohibits, subject to certain exceptions, the beneficial or constructive ownership by any person of more than 9.8% in value of the aggregate outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of any class or series of our preferred stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied. See “Description of Common Stock - Restrictions on Ownership and Transfer” included in this prospectus. This ownership limit as well as other restrictions on ownership and transfer of our stock in our charter may:

●	discourage a tender offer, proxy contest, or other transactions or a change in management or of control that might result in a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; and

●	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of certain of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. In addition, under our charter, our board of directors, without stockholder approval, has the power to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for such newly classified or reclassified shares. See “See “Description of Common Stock - Restrictions on Ownership and Transfer” included in this prospectus.. As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of Maryland General Corporation Law, or MGCL, could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

●	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes certain fair price and/or supermajority stockholder voting requirements on these combinations; and

●	“control share” provisions that provide that holders of “control shares” of the Company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of the business combination provisions of the MGCL, which provides that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. If implemented, these provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected to be subject to Section 3-804(c) of the MGCL relating to the filling of vacancies on our board of directors. Section 3-804(c) provides that any vacancy, whether resulting from an increase in the size of the board or the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws” in this prospectus.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws generally provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to the Company, our directors, our officers or our employees. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state and we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements. These provisions of our bylaws will not apply to claims that may be asserted under federal securities laws.

Certain provisions in the partnership agreement of the Operating Partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of the Operating Partnership may delay, or make more difficult, unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some of our stockholders might consider such proposals, if made, desirable. These provisions include, among others:

●	redemption rights;

●	a requirement that we may not be removed as the general partner of the Operating Partnership without our consent;

●	transfer restrictions on OP units;

●	our ability, as general partner, in some cases, to amend the partnership agreement and to cause the Operating Partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or the Operating Partnership without the consent of the limited partners; and

●	the right of the limited partners to consent to direct or indirect transfers of the general partnership interest, including as a result of a merger or a sale of all or substantially all of our assets, in the event that such transfer requires approval by our common stockholders.

The tax protection agreement with the Predecessor Company and its affiliates could limit our ability to sell or otherwise dispose of certain properties.

In connection with the formation transaction, we entered into a tax protection agreement with members of the Predecessor Company and certain of their affiliates, including affiliates of Moishe Gubin, our Chairman and Chief Executive Officer and Michael Blisko, one of our directors, that provides that if we dispose of any interest in the protected initial properties in a taxable transaction prior to the tenth anniversary of the completion of the formation transaction, subject to certain exceptions, we will indemnify with the Predecessor Company, its members and their beneficial owners (the “protected parties”) for their tax liabilities attributable to the built-in gain that exists with respect to such property interests as of the time of the formation transaction, and the tax liabilities incurred as a result of such tax protection payment. Pursuant to the tax protection agreement, it is anticipated that the total amount of protected built-in gain on the properties and other assets contributed to the Company in connection with the formation transaction will be approximately $423.4 million. Such indemnification obligations could result in aggregate payments, based on current tax laws, of up to $176.7 million. The amount of tax is calculated without regard to any deductions, losses or credits that may be available.

In this regard, the Company has granted the tenants of six of the Company’s properties in southern Illinois an option to purchase the properties for an aggregate price of $27.0 million. If the tenants had exercised its option as of September 30, 2025, the Company would have recognized a built-in gain of approximately $20.1 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $8.4 million. The Company has also entered into an option agreement with the tenants in 13 of the Company’s properties in Arkansas to grant these tenants an option to purchase the properties for an aggregate price of $90 million. If the Company had sold these properties for this price as of September 30, 2025, the Company would have recognized a built-in gain of approximately $70.6 million on such properties, which could have required the Company to make a tax indemnity payment of approximately $29.5 million.

In light of our indemnification obligations under the tax protection agreement, it may be economically prohibitive for us to sell our properties even if it may be otherwise in our stockholders’ best interests to do so. Moreover, as a result of these potential tax liabilities, Moishe Gubin and Michael Blisko may have a conflict of interest with respect to our determination as to the disposition of these properties. In addition, to the extent that any breach, dispute or ambiguity arises with respect to the tax protection agreement, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationships with the members of our executive management team and directors.

Our board of directors may change our strategies, policies and procedures without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment, financing, leverage and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations, will be determined exclusively by our board of directors, and may be amended or revised at any time by our board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could materially adversely affect our financial condition, results of operations and cash flow.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter requires us to indemnify, and advance expenses to, each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. We entered into customary indemnification agreements with our directors and executive officers that will require us, among other things, to indemnify our directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter or that might exist with other companies.

We are a holding company with no direct operations and, as such, we will rely on funds received from our limited ownership interest in the Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of the Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through the Operating Partnership. We do not have, apart from our limited ownership interest in the Operating Partnership, which represents only 23.4% of the outstanding OP units, any independent operations. As a result, we rely on cash distributions from the Operating Partnership to pay any dividends we might declare on shares of our common stock. We also rely on distributions from the Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from the Operating Partnership. In addition, because we are a holding company, your claims as a stockholder will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of the Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and the Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional OP units to third parties without the consent of our stockholders, which would reduce our limited ownership percentage in the Operating Partnership even further and could have a dilutive effect on the amount of distributions made to us by the Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

As discussed above, we own approximately 23.4% of the outstanding OP units as of September 30, 2025. We may, in connection with our acquisition of properties or otherwise, issue additional OP units to third parties. Such issuances would reduce our limited ownership percentage in the Operating Partnership and could affect the amount of distributions made to us by the Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of the Operating Partnership.

If we are deemed to be an investment company under the Investment Company Act, our stockholders’ investment return may be reduced.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), based on exceptions we believe are available to us. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Risks Related to Status as a REIT

Our ownership of and relationship with any future taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries (“TRSs”). A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets (25% after December 31, 2025) may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Any domestic TRS that we own or form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

We do not currently own any subsidiaries that are expected to be TRSs, nor do we have any plans to establish any TRSs in the future. However, in the event we were to form a TRS, it would need to comply with the foregoing requirements.

Our ownership of and relationship with our tenants will be limited and a failure to comply with such limits would jeopardize our REIT status.

If a REIT owns, actually or constructively, 10% or more (measured by voting power or fair market value) of the stock of a corporate lessee, or 10% or more of the assets or net profits of any non-corporate lessee (each a “related party tenant”), other than a TRS, any income that a REIT receives from the lessee will be non-qualifying income for purposes of a REIT’s 75% or 95% gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, the REIT is considered as owning the shares or other equity interests owned, directly or indirectly, by or for such person. A REIT that fails either the 75% or 95% gross income tests, or both, in a taxable year, may lose its qualification as a REIT and thereafter be treated as a regular subchapter C corporation that is subject to entity-level tax on its income, without any ability to deduct dividend payments and would generally be precluded from re-electing taxation as a REIT for five years following the loss of REIT qualification. Nonetheless, a REIT may continue to qualify as a REIT, if the failure was due to reasonable cause and not willful neglect and the nature and amounts of the REIT’s items of gross income are properly disclosed to the Internal Revenue Service. However, in such a case, the REIT would be required to pay a penalty tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

Our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should not own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date. At the present time, to our knowledge, no person beneficially or constructively owns more than 9.8% of our stock. Two of our directors, Moishe Gubin and Michael Blisko, beneficially own approximately 8.4% of our outstanding common stock as well as 76.2% of the outstanding OP units in the Operating Partnership. They also own majority interests in more than 66 of our tenants. We believe that these tenants would not currently be treated as related party tenants for purposes of the REIT qualification requirements because we believe that Mr. Gubin and Mr. Blisko do not constructively own 10% of the Company’s stock. However, if their constructive ownership of the Company were to exceed 10% in the future, or if interests in these tenants are otherwise treated as constructively owned by us, the rental income from the tenants controlled by Mr. Gubin and Mr. Blisko would not be qualifying income for REIT qualification purposes, which would cause us to fail to satisfy the REIT gross income tests and could cause us to fail to qualify as a REIT or be subject to a substantial penalty tax. The Company intends to closely monitor their ownership of the Company to avoid this issue.

We may potentially have additional tax exposure from built-in gains from the disposal of assets that we held at the time that we became a REIT.

We elected to be taxed as a REIT for the tax year beginning on January 1, 2022. Notwithstanding our qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. If we recognize gain on the disposition of any REIT asset that is held by us on the date that we become a REIT (i.e., January 1, 2022) during a specified period (generally five years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 21%, on the lesser of (a) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined on January 1, 2022, or (b) our gain recognized in the disposition. Accordingly, any taxable disposition during the specified period of a REIT asset we held on January 1, 2022 could be subject to this built-in gains tax.

If any of the Promissory Notes or other Obligations we hold do not meet the straight debt safe harbor under Code Section 856(m) and cause the Company to not satisfy the 10% value test, then the Company will not satisfy the REIT asset tests and our REIT qualification could be threatened.

To qualify as a REIT, we must satisfy certain asset tests at the end of each quarter of each taxable year, including that we may not own more than 10% of the value of any one issuer’s outstanding securities. Most promissory notes and debt obligations are treated as securities for purposes of this test. Promissory notes and debt obligations are secured by real estate, issued by individuals, estates or REITs or which meet the straight debt safe harbor in Code Section 856(m) are not counted for purposes of this test. We hold various unsecured promissory notes and other obligations issued by entities that have arisen in the course of our business. The IRS has issued very limited guidance to date regarding qualification under the straight debt safe harbor. As a result, it is possible that the IRS may take the position that one or more of the promissory notes or obligations we own do not meet the straight debt safe harbor. If any of these unsecured promissory notes or other obligations do not meet the straight debt safe harbor or another exemption and constitute more than 10% of the value of any one issuer’s outstanding securities, then we will not meet the REIT asset tests if held at the end of any calendar quarter.

In the event that we violate the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of the 10% value test, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or 21% of the net income from the nonqualifying assets during the period in which we failed to satisfy this asset test. We have relied upon this provision to maintain our REIT qualification in connection with an asset test compliance violation that was identified and rectified in 2025. See “Material U.S. Federal Income Tax Considerations – Taxation of the Company.” It is not possible to state whether we would be entitled to the benefit of these relief provisions with regard any promissory notes or obligations we hold or may hold or in any other circumstances. If these relief provisions are inapplicable to the holding of a promissory note or obligation that violates the 10% value test, we will not qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable by non-REIT corporations to their stockholders that are individuals, trusts and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock. However, dividends received from a REIT by certain noncorporate taxpayers, including individuals, may qualify for a deduction of up to 20% for REIT ordinary dividends under Section 199A of the Code.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualifying as a REIT involves the application of highly technical and complex provisions of the Code for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored on a continuing basis, and there can be no assurance that our personnel responsible for doing so will be able to successfully monitor our compliance. In addition, our ability to satisfy the requirements to qualify to be taxed as a REIT may depend, in part, on the actions of third parties over which we have either no control or only limited influence.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a tax of 100%. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to federal and state income taxation.

If our Operating Partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will be treated as a partnership for federal income tax purposes. As a partnership, our Operating Partnership generally will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. For example, the IRS could attempt to classify the Operating Partnership as a publicly traded partnership for U.S. income tax purposes if the IRS does not agree that the Operating Partnership qualifies for the private placement exclusion. See “Material U.S. Federal Income Tax Consequences — Other Tax Consequences — Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships - Classification as Partnerships”.

Furthermore, if the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we may fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we could cease to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would significantly reduce the amount of cash available for debt service and for distribution to its partners, including us.

Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have an adverse impact on our investors or us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws, such as the tax law informally known as the One Big Beautiful Bill Act enacted on July 4, 2025, the Tax Cuts and Jobs Act enacted on December 22, 2017 (“TCJA”) or the PATH Act enacted on December 18, 2015, or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect our investors or the Company. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and the Company of such qualification.

REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

In order for us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% non-deductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year (“deficiency dividends”). Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

The IRS has also issued Revenue Procedure 2017-45, authorizing elective stock dividends to be made by public REITs. Pursuant to this revenue procedure, the IRS will treat the distribution of stock pursuant to an elective stock dividend as a distribution of property under Section 301 of the Code (i.e., as a dividend to the extent of our earnings and profits), as long as at least 20% of the total dividend is available in cash and certain other requirements outlined in the revenue procedure are met. In the case of a taxable stock dividend, stockholders may be required to include the dividend as income and would be required to satisfy the potential tax liability associated with the distribution with cash from other sources.

From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our capital stock or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in FFO due to unfinanced expenditures for acquisitions of properties or increases in the number of shares outstanding without commensurate increases in FFO each would adversely affect our ability to maintain distributions to our stockholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to “Distribution Policy.”

Complying with REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consist of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.

Additionally, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by securities of one or more TRSs. Please refer to “Material U.S. Federal Income Tax Considerations.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain potential hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. Please refer to “Material U.S. Federal Income Tax Considerations.”

As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a total return swap. This could increase the cost of our hedging activities because the total return swap may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in the total return swap will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the total return swap.

The share ownership limit imposed by the Code for REITs and our charter may inhibit market activity in our shares and restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first taxable year as a REIT. Our charter, with certain exceptions, will authorize our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may beneficially own more than 9.8% of our outstanding common stock or more than 9.8% of any outstanding class or series of our preferred stock, as determined by value. The board of directors may exempt a person from the ownership limit if the board of directors receives a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize our status as a REIT or such other documents the board deems appropriate. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to federal, state and local taxes in certain situations. For example:

●	Since we were not qualified as a REIT with respect to 2021, we paid U.S. federal corporate income tax on our net income in 2021.

●	Income and gain from “foreclosure property” are subject to special rules. Generally, income and gain from foreclosure property is subject to corporate income tax at the highest applicable rate.

●	If we sell an asset that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

●	If we fail to meet the gross income requirements but the failure is not due to reasonable cause and not willful neglect, we will be required to pay a 100% tax equal to the product of the amount by which the nonqualifying income caused us to fail the gross income test and a fraction intended to reflect our profitability.

●	If we fail to meet certain gross asset tests and cannot cure the violation with 30 days of quarter end, but the failure is not due to reasonable cause and not willful neglect, we will be required to pay a tax of the greater of (i) $50,000 or (ii) the product of the value of the excess assets that caused the violation and the highest applicable corporate tax rate.

●	If we fail to meet any REIT requirement other than the income or asset requirements and the failure is due to reasonable cause and not willful neglect, we will be required to pay a $50,000 penalty per violation.

If the Infinity Healthcare consulting services provided to certain tenants are treated as provided by the REIT due to the ownership and control of Infinity Healthcare by Mr. Gubin, the Company’s Chairman and Chief Executive Officer, and Mr. Blisko, a director of the Company, then the rents paid by the tenants may not qualify as “rents from real property” and our REIT qualification could be threatened.

We may only provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a taxable REIT subsidiary, as long as our income from the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of our income from the property. If we provide other services to our tenants which exceed this threshold, then the rents from the tenants will not qualify as “rents from real property” and our REIT qualification could be threatened.

If any of the consulting services provided by Infinity Healthcare to our tenants are “noncustomary services” and are treated as provided by the REIT to the tenants due to the fact that the Company’s Chairman and Chief Executive Officer and director own and control Infinity Healthcare and these individuals hold officer and/or director positions with the Company, the rents from these tenants will not qualify as “rents from real property” and our REIT qualification could be threatened.

Risks Related to Ownership of our Common Stock

Although the shares of our common stock are currently listed on the NYSE American, there has been limited trading of our shares. Following the offering, an active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.

To date, there has been only limited trading of our shares on the NYSE American. Following the offering, there can no assurance that an active market for shares of our common stock would develop or be sustained. In the absence of an active public trading market, shareholders may not be able to sell their shares of our common stock. The lack of an active market for our shares may also impair our ability to raise capital by selling shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares as consideration.

We are required to satisfy NYSE American’s continued qualification standards. If we fail to do so, our shares would no longer be eligible for trading on the NYSE American.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the trading price of the common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	the number of shares of our common stock publicly owned and available for trading;

●	overall performance of the equity markets and/or publicly listed healthcare REITs;

●	actual or anticipated fluctuations in our revenue or other operating metrics;

●	our actual or anticipated operating performance and the operating performance of our competitors;

●	changes in the financial projections we provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

●	any major change in our Board, management, or key personnel;

●	the economy as a whole and market conditions in our industry;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to data privacy and cyber-security in the U.S. or globally;

●	lawsuits threatened or filed against us;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

●	sales or expected sales of our common stock by us and our officers, directors and principal stockholders.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public market following the offering or the perception that sales might occur, could cause the market price of our common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our common stock into any public market for our shares, particularly sales by our directors, executive officers and principal stockholders, or the perception that these sales might occur in large quantities, could cause the market price of our common stock to decline.

We also may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments, or otherwise, but we will not conduct any such issuance during any period in which this registration statement is effective. Any such issuance could result in substantial dilution to our stockholders and cause the public price of our common stock to decline.

Increases in market interest rates may have an adverse effect on the trading prices of our common stock as prospective purchasers of our common stock may expect a higher dividend yield.

One of the factors that will influence the trading prices of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield (with a resulting decline in the trading prices of our common stock) and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

Sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well. Sales of substantial amounts of our common stock or other securities in the public market, or the perception that these sales could occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

Historically, we have used our shares of common stock to fund our operating partnership and satisfy our outstanding debt obligations, and, in the future, we expect to continue to issue our securities to raise additional capital, fund our operating partnership, or satisfy outstanding debt obligations. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then-outstanding shares of our common stock.

Additional risk factors not presently known to the Company may also impair the Company’s business or results of operations. The Company may disclose changes to the foregoing risk factors or disclose additional risk factors from time to time in future filings with the SEC.